Exhibit 99.3

AURORA ACQUISITION CORP.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

(Adopted as of February [•], 2021)

The Board of Directors (the "Board") of Aurora Acquisition Corp., a Cayman Islands exempted company (the "Company"), has established the Nominating and Corporate Governance Committee of the Board (the "Committee") with authority, responsibility and specific duties as described in this Audit Committee Charter (the "Charter").

1.	PURPOSE

The purpose of the Nominating and Corporate Governance Committee (the "Committee") of the Board is to (1) identify qualified candidates to become Board members, (2) recommend to the Board for selection nominees for election as directors at each annual general meeting of shareholders (or any extraordinary general meeting of shareholders at which directors are to be elected) and to fill vacancies on the Board, (3) oversee the annual evaluation of the Board and its committees; and (4) take a leadership role in shaping the corporate governance of the Company.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company's amended and restated memorandum and articles of association. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee's sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

2.	MEMBERSHIP

The Committee shall be composed of at least two directors, as determined by the Board and each member of the Committee must meet the independence requirements of The Nasdaq Stock Market rules, subject to applicable exceptions thereto as provided from time to time under such rules.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board. Committee members may be removed from the Committee by the Board, with or without cause and without prior notice. Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

3.	MEETINGS AND PROCEDURES

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with the provisions of the Company's amended and restated memorandum and articles of association that are applicable to the Committee. A majority of the members of the Committee, present in person or by telephone, shall constitute a quorum and the affirmative vote of a majority of the members of the Committee shall be necessary for the taking of any action by the Committee (subject to any delegation of the Committee's authority pursuant to Section V below).

The Committee shall meet on a regularly scheduled basis at least four times per year and more frequently as the Committee deems necessary or desirable.

In addition, decisions may be taken by the Committee by way of resolutions in writing (in lieu of meetings) signed as approved by a majority of its members for the time being who are entitled to vote on the matter in question. Any such resolution may consist of several documents in like form, each signed by one or more members of the Committee. The expressions "in writing" and "signed" include approval of any such Committee member by wireless or facsimile transmission, email or any other form of electronic communication approved by the Committee for such purpose from time to time incorporating, if the Committee deems necessary, the use of security and/or identification procedures and devices approved by the Committee.

Minutes of each meeting and decisions recorded by way of resolutions in writing will be kept and distributed to each member of the Committee and the Secretary.

All non-management directors who are not members of the Committee may attend and observe meetings of the Committee, but shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company's management or any other person whose presence the Committee believes to be desirable and appropriate. Notwithstanding the foregoing, the Committee may exclude from its meetings any person it deems appropriate, including but not limited to, any director who is not a member of the Committee.

The Committee shall have the authority to retain and/or replace, as needed, any independent counsel, consultants and other experts or advisors that the Committee believes to be desirable and appropriate. The Committee may also utilize the services of the Company's regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such persons employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm's fees and other retention terms.

The Committee shall have the power to conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

The Chair of the Committee shall report regularly to the Board regarding the activities and findings of the Committee and as otherwise requested by the Chairman of the Board.

4.	DUTIES AND RESPONSIBILITIES

The Committee shall have the following duties and responsibilities:

1.	With respect to the membership of the Board and its committees:

(a)	To identify, screen, review, evaluate and recommend to the Board for selection qualified candidates for (i) election or re-election as directors at the Company's annual general meeting of shareholders (or any extraordinary general meeting of shareholders at which directors are to be elected), including incumbent directors and (ii) appointment as director to fill vacancies on the Board from time to time. In identifying candidates for membership of the Board, the Committee shall take into account all factors that it deems appropriate, with the goal of ensuring that the Board has the requisite skills, experience and expertise and that its members consist of persons with appropriately diverse and independent backgrounds.

(b)	For purposes of (a) above, the Committee may consider the following criteria, among others the Committee shall deem appropriate, in evaluating and recommending candidates for election to the Board:

(i)	independence from management;

(ii)	personal and professional integrity, ethics and values;

(iii)	experience in corporate management, such as serving as an officer or former officer of a publicly held company, finance or administration;

(iv)	experience and expertise in the Company's industry and international business and familiarity with the Company;

(v)	experience as a board member of another publicly held company;

(vi)	practical and mature business judgment;

(vii)	current Board size and composition and the extent to which a candidate would fill a present need on the Board; and

(viii)	the other ongoing commitments and obligations of the candidate.

The evaluation process for new director candidates may include background and reference checks, personal interviews with Chairman of the Board and the Chair of the Committee or designated members of the Board.

(c)	To consider director candidates validly proposed by the Company's shareholders, review their qualifications and make recommendations to the Board regarding such candidates. To be considered, submissions from shareholders must include the following:

(i)	the candidate's name and personal and business addresses;

(ii)	a resume or curriculum vitae describing the candidate's principal occupation, business experience, education and other relevant qualifications, and an explanation that clearly indicates how he or she has the necessary experiences, skills, and qualifications to serve as a director;

(iii)	a description of any relationship, agreement or understanding, between the candidate or any affiliate of the candidate and any customer, supplier or competitor of our, or any other relationship or understanding that might be relevant to a determination of the independence of the candidate as director, or affect the independent status of our independent registered public accounting firm;

(iv)	a statement as to whether or not, during the past ten years, the candidate has been convicted in a criminal proceeding (excluding minor traffic violations) and, if so, the dates, the nature of the conviction, the name or other disposition of the case, and whether the individual has been involved in any other legal proceeding during the past ten years, and any other information that would be required under SEC rules to be included a proxy statement soliciting proxies for the election of such candidate as a director;

(v)	a signed statement from the candidate that he or she consents to serve on the board of directors if elected; and

(vi)	a statement from the person submitting the candidate that he or she is the registered holder of ordinary shares, or if the shareholder is not the registered holder, a written statement from the record holder of the ordinary shares (usually a broker or bank) verifying that at the time the shareholder submitted the candidate that he or she was a beneficial owner of ordinary shares.

The Committee will evaluate a director candidate suggested by a shareholder in the same manner that any other candidate for election to the Board (other than directors standing for re-election) is evaluated.

(d)	To make recommendations to the Board regarding the size, organization, leadership and structure of the Board, from time to time as it deems appropriate.

(e)	To assess and make recommendations to the Board on the appropriateness of having a lead independent director and the selection of a lead independent director, from time to time, as it deems appropriate.

(f)	Make recommendations regarding membership of Board committees as needed or as it deems appropriate.

2.	Take a leadership role in shaping the corporate governance of the Company, including reviewing the Company's corporate governance framework and considering corporate governance issues that may arise from time to time, and developing appropriate recommendations to the Board.

3.	Periodically review and assess the Company's Corporate Governance Guidelines and develop and recommend changes to the Board for its consideration.

4.	Consider, develop and recommend to the Board such policies and procedures with respect to the nomination of directors or other corporate governance matters as may be required, or required to be disclosed, pursuant to any rules promulgated by the Securities and Exchange Commission or The Nasdaq Stock Market, or otherwise considered to be desirable and appropriate in the discretion of the Committee.

5.	Be responsible for periodically assessing continuing education of directors with respect to the Company's business, financial statements, corporate governance and other appropriate subjects.

6.	Oversee the Board in the Board's annual self-evaluation and review of its performance (including its composition and organization), and, assist in the evaluation of other committees of the Board, and make recommendations to improve performance.

7.	Oversee the Board in the Board’s annual self-evaluation of our individual directors and management in the governance of the Company.

8.	Evaluate its own performance on an annual basis, including its compliance with this Charter.

9.	Review and reassess this Charter at least annually and submit any recommended changes to the Board for its consideration.

5.	DELEGATION OF DUTIES

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, to the extent consistent with the Company's amended and restated memorandum and articles of association, applicable law and the Nasdaq Stock Market Rules.

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